For Immediate Release	Media Contact: Thomas J. Linneman
October 13, 2010	513-661-0457
tlinneman@cheviotsavings.com

John J. Kuntz
513-469-8000
jkuntz@franklinsavings.com

Cheviot Financial Corp. to Acquire
First Franklin Corporation
Cheviot Savings Bank to Expand Services to Cincinnati’s East Side

Cincinnati  – Cheviot Financial Corp. (NASDAQ: CHEV), the parent company of Cheviot Savings Bank, today announced that it has entered into an agreement to purchase First Franklin Corporation (NASDAQ: FFHS), the Blue Ash-based parent company of The Franklin Savings and Loan Company.  Under the terms of the agreement, which has been unanimously approved by the boards of directors of both companies, stockholders of First Franklin will be entitled to receive $14.50 in cash for each share they hold.

The deal will double Cheviot Savings Bank’s branch network and increase its asset size by approximately $250 million to over $600 million.

“The purchase of First Franklin allows us to expand our footprint while transforming our company into the largest publicly-held community bank in Hamilton County,” said Thomas J. Linneman, President and CEO of Cheviot Financial and Cheviot Savings Bank.  “In completing this acquisition, we reached agreement with another historic Cincinnati financial institution, both of which have focused on providing personal, quality customer service.  We believe the transaction will be accretive to Cheviot Financial’s earnings per share and, following completion of the acquisition, the bank will have capital of over two times the minimum regulatory requirement.”

Jack Kuntz, First Franklin’s Chairman, President and CEO said, “With the dramatic changes occurring in the banking industry, we think this merger is an excellent result for our stockholders.  The purchase price of $14.50 per share provides a return to the First Franklin stockholders of 1.85 times the October 12, 2010 closing market price of $7.82 per share and 112% of the June 30, 2010 book value of $12.95 per share.  The First Franklin board followed a structured process with the guidance of an experienced investment banking firm to seek a qualified buyer able to deliver a solid return for our stockholders.  The combination of these two great Cincinnati financial institutions also provides increased opportunities for our customers and our employees.”

Following completion of the transaction, Cheviot Savings Bank will move up to 8th in deposit market share in Hamilton County and will rank 12th in deposit market share in the Cincinnati Metropolitan Statistical Area (MSA), based on the most recently available FDIC data.

The transaction is subject to certain conditions, including requisite regulatory approval and the approval of First Franklin’s stockholders, but is not subject to any financing contingency.  It is expected the merger will close during the first quarter of 2011.  Cheviot Financial is being advised on the transaction by RP Financial, LC. and Luse Gorman Pomerenk & Schick, P.C.  First Franklin is being advised on the transaction by ParaCap Group, a subsidiary of Paragon Capital Group, LLC, and by Vorys, Sater, Seymour and Pease LLP.

Once approved, Linneman added, “Cheviot Savings Bank is committed to bringing its best banking practices to new and current customers throughout Southwestern Ohio, Southeastern Indiana, and Northern Kentucky.”

Cautionary Notice Regarding Forward Looking Statements

Certain statements in this press release contain forward-looking statements. These forward-looking statements are based on current expectations, estimates, forecasts and projections of future company or industry performance based on management’s judgment, beliefs, current trends and market conditions. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in any forward-looking statement. Forward-looking statements made by First Franklin or Cheviot Financial may be identified by the use of words such as “will,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “seeks,” “estimates,” and similar expressions. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document. For example, (1) First Franklin may be unable to obtain stockholder approval required for the transaction; (2) regulatory approvals required for the transaction may not be obtained, or required regulatory approvals may delay the transaction or result in the imposition of conditions that could have a material adverse effect on First Franklin or Cheviot Financial or cause the parties to abandon the transaction; (3) conditions to the closing of the transaction may not be satisfied; (4) the business of First Franklin or Cheviot Financial may suffer as a result of uncertainty surrounding the transaction; and (5) First Franklin or Cheviot Financial may be adversely affected by other economic, business, and/or competitive factors.  First Franklin and Cheviot Financial undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.  Readers are cautioned not to place undue reliance on these forward-looking statements.

Additional Information and Where to Find It

In connection with the proposed transaction, a proxy statement of First Franklin and other materials will be filed with the Securities Exchange Commission (“SEC”).  INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT FIRST FRANKLIN CORPORATION AND THE PROPOSED TRANSACTION.  Investors will be able to obtain free copies of the proxy statement (when available) as well as other filed documents containing information about First Franklin on the SEC’s website at http://www.sec.gov.  Free copies of First Franklin’s SEC filings are also available from First Franklin Corporation, 4750 Ashwood Drive, Cincinnati, Ohio 45241, Attention: Secretary.

Participants in the Solicitation

First Franklin and its executive officers, directors, other members of management, employees and Cheviot Financial may be deemed, under SEC rules, to be participants in the solicitation of proxies from First Franklin’s stockholders with respect to the proposed transaction. Information regarding First Franklin’s executive officers and directors is set forth in First Franklin’s definitive proxy statement for its 2010 annual meeting of stockholders, which was filed with the SEC on April 22, 2010. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed transaction.

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